Exhibit 3.202

LIMITED LIABILITY COMPANY AGREEMENT
OF
WCP (GENERATION) HOLDINGS LLC

A Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT OF WCP (GENERATION) HOLDINGS LLC (this “Agreement”), dated and effective as of June 30, 1999 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by NRG West Coast Inc., a Delaware corporation (“NRG”) and Dynegy Power Corp., a Delaware corporation (“DPC”) (hereinafter, the “Initial Members”).

RECITALS

1.              Through wholly owned subsidiaries, NRG Energy, Inc. (“NRG Energy”), the direct parent of NRG, and Dynegy have worked together to acquire, own and operate independent power projects in California. NRG and Dynegy, directly or indirectly, currently hold equal ownership interests in four such projects, El Segundo Power, LLC, Long Beach Generation LLC, Cabrillo Power I LLC and Cabrillo Power II LLC (the “Initial Project Companies”).

2.              NRG and DPC have decided that in order to maximize the efficiency and potential of the Initial Project Companies, it is in their best interests to form a new limited liability holding company, to be owned by them in equal shares (subject to the potential addition or substitution of new investors in accordance with the terms of this Agreement), for the purpose of holding one hundred percent of their ownership interests in West Coast Power LLC, a new single-member Delaware limited liability company formed to consolidate the ownership interests in all of the Initial Project Companies and for acquiring, owning and managing the operations of such additional power generation assets as West Coast Power LLC may acquire in the future.

3.              Therefore, NRG and DPC desire to enter into this Agreement to form the Company (as defined below) and to agree upon various matters relating to the Company.

ARTICLE 1

1.01         Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

AAA - Section 10.03(b).

Act - the Delaware Limited Liability Company Act, as amended.

Additional Project Companies - such additional entities beyond the Initial Project Companies as West Coast Power may acquire in the future.

Adjusted Capital Account Deficit - with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)       such Capital Account shall be deemed to be increased by any amounts that such Member is deemed to be obligated to restore pursuant to (A) the penultimate sentence of Regulation section 1.704-2(g)(l), or (B) the penultimate sentence of Regulations section 1.704-2(i)(5);and

(b)       such Capital Account shall be deemed to be decreased by the items described in Regulation sections 1.704-l(b)(2)(ii)(d)(4),(5)and(6).

Administrative Services Agreement - the Agreement entered into between each of the Initial Project Companies and Dynegy Power Management Services, L.P., an Affiliate of DPC, for the provision of certain administrative and tax services.

Affected Member - Section 9.01.

Affiliate - with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent. Affiliation shall have a corresponding meaning.

Agreement - introductory paragraph.

Alternate Representative - Section 6.02(a)(i).

Arbitration Notice - Section 10.02.

Arbitrator - Section 10.03(a).

Assignee - any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 3.03(b)(ii).

Bankruptcy or Bankrupt - with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 60 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 60 Days have expired without the appointment having been vacated or stayed, or 60 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

Book Value - with respect to any asset of the Company, the adjusted basis of such asset as of the relevant date for federal income tax purposes, except as follows:

(a)       the initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as agreed to by all of the Members;

(b)       the Book Values of all Company assets (including intangible assets such as goodwill) shall be adjusted to equal their respective gross fair market values as of the following times:

(i)           the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii)          the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for a Membership Interest in the Company; and

(iii)         the liquidation of the Company within the meaning of Regulation section 1.704-l(b)(2)(ii)(g);

(c)       the Book Value of the Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation section 1.704-l(b)(2)(iv)(m);and

(d)       if the Book Value of an asset has been determined or adjusted pursuant to subsection (i), (ii) or (iii) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Section 4.2.

The foregoing definition of Book Value is intended to comply with the provisions of Regulation section 1.704-l(b)(2)(iv) and shall be interpreted and applied consistently therewith.

Business Day - any day other than a Saturday, a Sunday, or a holiday on which national banking associations in Minneapolis, Minnesota or Houston, Texas are closed.

Buyout Event - Section 9.01.

Capital Account - the account to be maintained by the Company for each Member in accordance with Section 4.05.

Capital Contribution - with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

Cause - Section 6.03(d).

Certified Public Accountants - a firm of independent public accountants selected from time to time by the Executive Committee.

Change of Member Control - with respect to any Member or the direct or indirect Parent of any Member, any event (such as a Disposition of voting securities) that causes such Member or Parent to cease to be Controlled by the entity that was such Member’s or Parent’s Parent as of the date that the relevant Member became a Member.

Claim - any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

Code - the Internal Revenue Code of 1986, as amended.

Company - WCP (Generation) Holdings LLC, a Delaware limited liability company.

Company Minimum Gain - the aggregate amount of gain (of whatever character), determined for each Nonrecourse Liability of the Company, that would be realized by the Company if it disposed of the Company property subject to such liability in a taxable transaction in full satisfaction thereof (and for no other consideration) and by aggregating the amounts so computed, determined in accordance with Regulation sections 1.704-2(b)(2), (d) and (k).

Complete Control - the possession, directly or indirectly, through one or more intermediaries, of both of the following:

(a)           (i) in the case of a corporation, all of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to all of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, all of the beneficial interest therein; and (iv) in the case of any other entity, all of the economic or beneficial interest therein; and

(b)           in the case of any entity, the power and authority to completely control the management of the entity.

Confidential Information - information and data (including all copies thereof) that is furnished or submitted by any of the Members or their Affiliates, whether oral (and if oral, reduced to writing and marked “confidential” within 10 Days of disclosure), written, or electronic, on a confidential basis to the other Members or their Affiliates in connection with the Company, and any and all of the activities and studies relating to the economics or performance of the Projects and/or the Company performed pursuant to this Agreement, and the resulting information and data obtained from those studies. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

(a)           is in the public domain at the time of its disclosure or thereafter (other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of a Project LLC Agreement or this Agreement);

(b)           as to any Member, was in the possession of such Member or its Affiliates prior to the execution of any of the Project LLC Agreements or this Agreement; or

(c)           is engineering information (for example, heat balance and capital cost information) that has been independently acquired or developed by a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under the Project LLC Agreements or this Agreement.

Control - the possession, directly or indirectly, through one or more intermediaries, of either of the following:

(a)           (i) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to 50% or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, 50% or more of the beneficial interest therein; and (iv) in the case of any other entity, 50% or more of the economic or beneficial interest therein; or

(b)           in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity.

Controlling Interest - a Membership Interest that gives the Member holding it Control of the entity in question.

Day - a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

Default - the failure of a Member to comply in any material respect with any of its material agreements, covenants or obligations under this Agreement; or the failure of any representation or warranty made by a Member in this Agreement to have been true and correct in all material respects at the time it was made.

Default Rate - a rate of interest per annum equal to the lesser of (a) the prime rate as published in The Wall Street Journal in effect on the date the Default Rate commences in accordance with Section 4.02(a)(i) or Section 4.02(a)(ii)(C), as applicable, plus (ii) 3% per annum, or (b) the maximum rate permitted by Law.

Deferred Amount - Section 9.03(c).

Delaware Certificate - Section 2.01.

Depreciation - for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes, the depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis. If such asset has a zero adjusted tax basis, the depreciation, amortization or other cost recovery deduction for each Fiscal Year shall be determined under a method reasonably selected by the Executive Committee.

Dispose, Disposing or Disposition - with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), (ii) a conversion of such entity into another type of entity, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.

Dispute - Section 10.01.

Dispute Notice - Section 10.02.

Disputing Member - Section 10.01.

Dissolution Event - Section 11.01(a).

DPC - Recital 1.

DPC Contributed Shares - one hundred percent of DPC’s interest in West Coast Power.

Effective Date - introductory paragraph.

Encumber, Encumbering, or Encumbrance - the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

Executive Committee - Section 6.02.

Fair Market Value - Section 9.03.

Fiscal Year - the year on which the financial statements of the Company shall be based, which shall be a fiscal year ending December 31.

Governmental Authority (or Governmental) - a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

including - including, without limitation.

Initial Member - NRG or DPC, as applicable.

Initial Project Companies - Recital 1.

ISO - the California Independent System Operator, a California non-profit corporation.

Law - any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

Lending Member - Section 4.02(a)(ii).

Member - any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

Member Nonrecourse Debt - has the meaning provided in Regulation section 1.704-2(b)(4).

Member Nonrecourse Debt Minimum Gain - the aggregate amount of gain (of whatever character), determined for each Member Nonrecourse Debt, that would be realized by the Company if it disposed of the Company property subject to such Member Nonrecourse Debt in a taxable transaction in full satisfaction thereof (and for no other consideration) determined in accordance with the provisions of Regulation section 1.704-2(i)(3) and (5) for determining a Member’s share of minimum gain attributable to a Member Nonrecourse Debt.

Member Nonrecourse Deductions - the excess, if any, of (i) the net increase, if any, in the amount of Member Nonrecourse Debt Minimum Gain during any Fiscal Year over (ii) the aggregate amount of any distributions during such Fiscal Year of proceeds of a Member Nonrecourse Debt that are allocable to an increase in Member Nonrecourse Debt Minimum Gain, determined after application of Regulation section 1.704-2(c) and 1.704-2(i)(l) and (2).

Membership Interest - with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company, including through the Executive Committee; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

Non-Contributing Member - Section 4.02(a).

Nonrecourse Liability - any liability (or portion thereof) for which no Member or a related person (as defined in Regulation section 1.752-4(b)) bears the economic risk of loss for that liability under Regulation section 1.752-2.

NRG - Recital 1.

NRG Contributed Shares - one hundred percent of NRG’s interest in West Coast Power.

Offer - Section 3.03(c)(i).

Offeror - Section 3.03(c)(i).

Officer - any Person designated as an officer of the Company as provided in Section 6.02(j), but such term does not include any Person who has ceased to be an officer of the Company.

Outside Activities - Section 6.05(c).

Parent - the Person that Controls a Member and that is not itself Controlled by any other Person.

Permits - all permits, licenses, approvals or other actions of Governmental Authorities that are required for the ownership and operation of the Projects, as contemplated by this Agreement.

Person - the meaning assigned that term in Section 18-101(11) of the Act and also includes a Governmental Authority and any other entity.

Profits and Losses - for each Fiscal Year or part thereof, the taxable income or loss of the Company for such Fiscal Year determined in accordance with Code section 703 (a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)        any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;

(b)        any expenditures of the Company described in Code section 705(a)(2)(B) or treated as such pursuant to Regulation section 1.704-1 (b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

(c)         any Depreciation for such Fiscal Year or part there of shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss;

(d)        gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, rather than the adjusted tax basis of such property; and

(e)         in the event the Book Value of any Company asset is adjusted pursuant to section (ii) or (iii) of the definition of Book Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such assets for purposes of computing Profits and Losses.

Projects - the independent power projects owned by the Project Companies.

Project Agreements - each of the “Project Agreements” as such term is defined separately in each of the Project LLC Agreements and such additional agreements as West Coast Power or the Project Companies may enter into in connection with the acquisition, operation or ownership of the Projects.

Project Companies - the Initial Project Companies and the Additional Project Companies, if any.

Project LLC Agreements - the limited liability company agreements of each of the Project Companies.

Purchase Price - Section 9.03.

Representative - Section 6.02(a)(i).

Securities Act - the Securities Act of 1933, as amended.

Sharing Ratio - subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on the attached Exhibit A, and (b) in the case of a Membership Interest issued pursuant to Section 3.04, the Sharing Ratio established pursuant thereto, as specified on Exhibit A; provided, however, that the total of all Sharing Ratios shall always equal 100%.

Sole Discretion - a Member’s sole and absolute discretion, with or without cause, and subject to whatever limitations or qualifications the Member may impose.

Tax Matters Member - Section 7.03(a).

Term - Section 2.06.

Terminated Member - Section 9.05.

Transferred Interest - Section 3.03(c)(i).

Treasury Regulations - the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

West Coast Power - West Coast Power LLC, a Delaware limited liability company.

Wholly-Owned Affiliate - with respect to any Person, (a) each entity that such Person Completely Controls; (b) each Person that Completely Controls such Person, including, in the case of a Member, such Member’s Parent; and (c) each entity that is under common Complete Control with such Person, including, in the case of a Member, each entity that is Completely Controlled by such Member’s Parent.

Other terms defined herein have the meanings so given them.

1.02         Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes and each of which shall be revised from time to time as required by the terms of this Agreement; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (e) references to money refer to legal currency of the United States of America.

ARTICLE 2
ORGANIZATION

2.01         Formation. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation, dated as of June 17, 1999 (the “Delaware Certificate”), with the Secretary of State of Delaware pursuant to the Act.

2.02         Name. The name of the Company is “WCP (Generation) Holdings LLC” and all Company business must be conducted in that name or such other name that complies with Law as the Executive Committee may select.

2.03         Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Executive Committee may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Executive Committee may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Executive Committee may designate, which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Executive Committee shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Executive Committee may designate.

2.04         Business of the Company. Subject to the limitations on the activities of the Company otherwise specified in this Agreement, the sole business of the Company shall be to acquire, own, hold and manage one hundred percent of the membership interests in West Coast Power LLC, a Delaware limited liability company, as defined in and subject to the terms of the Limited Liability

Company Agreement of West Coast Power LLC. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any incidental powers and privileges necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

2.05         Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Executive Committee shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Executive Committee, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Executive Committee, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.06         Term. The period of existence of the Company (the “Term”) commenced on the Effective Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 11.04.

2.07         No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of the other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

ARTICLE 3
MEMBERSHIP; DISPOSITIONS OF INTERESTS

3.01         Initial Members; Membership Certificates.

(a)            The Initial Members are executing this Agreement as of the date of this Agreement as Members, each of which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of this Agreement.

(b)            Membership certificates of the Company shall be in such form as shall be approved by the Members and shall be signed in the name of the Company by an officer of the Company. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Company with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

(c)            Transfers of Membership Interests pursuant to Section 3.03 hereof shall be made only upon the books of the Company by the holder of the Membership Interest in person or by its duly authorized attorney, and on the surrender of the certificate or certificates for the same fractional Membership Interest, properly endorsed. The Executive Committee, acting by a vote of three or more of its members, shall have the power to make all such rules and regulations , not inconsistent with this Agreement, as they may deem necessary or appropriate concerning the issue, transfer and registration of membership certificates of the Company. The Members may appoint one or more transfer agents or registrars of transfers, or both, and may require all membership certificates to bear the signature of either or both.

(d)            The Company may issue a new membership certificate in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate. The Members may require such owner to satisfy other reasonable requirements as it deems appropriate under the circumstances.

3.02         Representations, Warranties and Covenants.

(a)            Each Member hereby represents, warrants and covenants to the Company and the other Members that the following statements are true and correct as of the date such Person becomes a party to this Agreement and shall be true and correct at all times that such Member is a Member:

(i)             that Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken;

(ii)            that Member has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of that Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

(iii)           that Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (x) conflict with, or result in a breach, default or violation of, (A) the organizational documents of such Member, (B) any contract or agreement to which that Member is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which that Member is subject; or (y) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.

(b)            NRG hereby represents, warrants and covenants to the Company and to the other Members that, at the time of contribution of the NRG Contributed Shares to the Company in accordance with Section 4.01 of this Agreement, (i) such shares represent 50% of the outstanding equity interests of West Coast Power being contributed thereby, (ii) West Coast Power is a limited liability company duly formed, validly existing, and in good standing under the Law of the State of Delaware, and (iii) all of such NRG Contributed Shares have been legally and validly authorized and issued, are fully paid and nonassessable and are owned free and clear of any and all Encumbrances.

(c)            DPC hereby represents, warrants and covenants to the Company and to the other Members that, at the time of contribution of the DPC Contributed Shares to the Company in accordance with Section 4.01 of this Agreement, (i) such shares represent 50% of the outstanding equity interests of West Coast Power being contributed thereby, (ii) West Coast Power is a limited liability company duly formed, validly existing, and in good standing under the Law of the State of Delaware, and (iii) all of such DPC Contributed Shares have been legally and validly authorized and issued, are fully paid and nonassessable and are owned free and clear of any and all Encumbrances.

(d)            Each Member hereby represents, warrants and covenants to the Company and to the other Members that, at the time of contribution of assets to the Company in accordance with Section 4.01 of this Agreement (other than the DPC Contributed Shares and NRG Contributed Shares, which are the subject of the preceding clauses (b) and (c)), such assets are owned free and clear of any and all Encumbrances other than Encumbrances expressly approved by the Executive Committee.

3.03         Dispositions and Encumbrances of Membership Interests and Member Equity.

(a)            General Restriction. A Member may not Dispose of or Encumber all or any portion of its Membership Interest except in strict accordance with this Section 3.03. (References in this Section 3.03 to Dispositions or Encumbrances of a “Membership Interest” shall also refer to Dispositions or Encumbrances of a portion of a Membership Interest.) Any attempted Disposition or Encumbrance of a Membership Interest, other than in strict accordance with this Section 3.03, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Section 3.03 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions and (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 3.03 may be enforced by specific performance.

(b)            Dispositions of Membership Interests.

(i)        General Restriction. A Member may not Dispose of its Membership Interest except by complying with all of the following requirements:

(A)      in the event a Member seeks to Dispose of a Controlling Interest in the Company in one or more separate or related transactions, such Member must receive the consent of the Initial Members that are the non-Disposing Members, which consent may be granted or withheld by the non-Disposing Members in their Sole Discretion; provided, however, that such consent need not be obtained if (I) the proposed Assignee is a Wholly-Owned Affiliate of the Disposing Member and (II) such proposed Assignee demonstrates to the reasonable satisfaction of the non-Disposing Members that it has the ability to meet the financial and contractual commitments and other obligations of the Disposing Member; and

(B)      in the event a Member seeks to Dispose of any Interest that is less than a Controlling Interest in the Company in one or more separate or related transactions, such Member must receive the consent of the Initial Members that are the non-Disposing Members, which consent shall not be unreasonably withheld; provided, however, that such consent need not be obtained if (I) the proposed Assignee is a Wholly-Owned Affiliate of the Disposing Member and (II) such proposed Assignee demonstrates to the reasonable satisfaction of the non-Disposing Member that it has the ability to meet the financial and contractual commitments and other obligations of the Disposing Member; and

(C)      if the applicable consent required by the preceding clause (A) or (B), as the case may be, has been obtained, such Member must comply with the requirements of Section 3.03(b)(iii) and, if the Assignee is to be admitted as a Member, Section 3.03(b)(ii).

(ii)       Admission of Assignee as a Member. An Assignee has the right to be admitted to the Company as a Member, with the Membership Interest (and attendant Sharing Ratio) so transferred to such Assignee, only if (A) the Disposing Member making the Disposition has granted the Assignee either (I) the Disposing Member’s entire Membership Interest or (II) the express right to be so admitted; and (B) such Disposition is effected in strict compliance with this Section 3.03.

(iii)      Requirements Applicable to All Dispositions and Admissions. In addition to the requirements set forth in Sections 3.03(b)(i) and 3.03(b)(ii), any Disposition of a Membership Interest and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Executive Committee, in its sole and absolute discretion, may waive any of the following requirements:

(A)      Disposition Documents. The following documents must be delivered to the Executive Committee and must be satisfactory, in form and substance, to the Executive Committee:

(I)        Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected.

(II)      Ratification of this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 3.03(b)(iii)(A)(I): (1) the notice address of the Assignee; (2) if applicable, the Parent of the Assignee; (3) the Sharing Ratios after the Disposition of the Disposing Member and its Assignee (which together must total the Sharing Ratio of the Disposing Member before the Disposition); (4) the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02(a) are true and correct with respect to it; (5) the Assignee’s acknowledgement of the Project Agreements; and (6) representations and warranties by the Disposing Member and its Assignee (aa) that the Disposition and admission is being made in accordance with all applicable Laws, and (bb) that the matters set forth in Sections 3.03(b)(iii)(A)(III) and (IV) are true and correct.

(III)     Securities Law Opinion. Unless the Membership Interest subject to the Disposition is registered under the Securities Act and any applicable state securities Law, or the proposed Assignee is a Wholly-Owned Affiliate as described in 3.03(b)(i)(A) above, a favorable opinion of the Company’s legal counsel, or of other legal counsel acceptable to the Executive Committee, to the effect that the Disposition and admission is being made pursuant to a valid exemption from registration under those Laws and in accordance with those Laws.

(IV)      Tax Opinion. Unless waived by the Executive Committee, a favorable opinion of the Certified Public Accountants, or of other certified public accountants acceptable to the Executive Committee, to the effect that the Disposition will not result in the Company’s being considered to have terminated within the meaning of Code Section 708.

(V)       Amended LLC Agreement. An amended Agreement governing the rights and obligations of the Members, and making such changes to this Agreement as are made necessary by the Disposition (e.g., the provisions pertaining to management of the LLC may be revised due to a Member having a non-Controlling interest in the Company).

(B)      Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission, including the legal fees incurred in connection with the legal opinions referred to in Sections 3.03(b)(iii)(A)(III) and (IV), on or before the tenth Day after the receipt by that Person of the Company’s invoice for the amount due.

(C)      No Release. No Disposition of a Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.

(c)            Disposition Resulting from a Change of Member Control. The requirements of this Section 3.03 shall have no application to an effective Disposition of Control over Membership Interests that may result from a Change of Member Control. No Member shall have any rights to consent to or approve any Change of Member Control.

(d)            Encumbrances of Membership Interest and Member Equity. A Member may not Encumber its Membership Interest, or permit an Encumbrance against the equity interests in such Member (other than interests in such Member’s Parent), without the consent of the non-Encumbering Members, which may be granted or withheld in their Sole Discretion. If such consent is granted, a Member may Encumber its Membership Interest (or suffer an Encumbrance against the equity interests in such Member), only if the instrument creating such Encumbrance provides that any foreclosure of such Encumbrance (or Disposition in lieu of such foreclosure) must comply with the requirements of Section 3.03(b), unless waived by the other Members. Notwithstanding the foregoing, the restrictions set forth in this clause (e) shall not apply in the event the Members Encumber their Membership Interests in connection with Company financings approved by the Executive Committee.

3.04        Creation of Additional Membership Interest. Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, with the unanimous consent of the existing Members, on such terms and conditions as the existing Members may unanimously determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The Executive Committee may reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers, and duties. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member, the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02(a) are true and correct with respect to it. The provisions of this Section 3.04 shall not apply to Dispositions of Membership Interests or admissions of Assignees in connection therewith, such matters being governed by Section 3.03.

3.05        Access to Information. Each Member shall be entitled to receive any information that it may reasonably request concerning the Company; provided, however, that this Section 3.05 shall not obligate the Company or the Executive Committee to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Member making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf. Moreover, the Member making the request shall indemnify the Company and the other Members for any and all Claims arising out of or related to any activities of the requesting Member’s agent, employee, independent public accountant, engineer, attorney or other consultant while present at and traveling to and from the Projects. Confidential Information obtained pursuant to this Section 3.05 shall be subject to the provisions of Section 3.06.

3.06        Confidential Information. (a) Except as permitted by Section 3.06(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) each Member shall use the Confidential Information only in connection with the business of the Company.

(b)           Notwithstanding Section 3.06(a), but subject to the other provisions of this Section 3.06, a Member may make the following disclosures and uses of Confidential Information:

(i)        disclosures to the other Members in connection with the Company;

(ii)       disclosures and uses that are approved by the Executive Committee;

(iii)      disclosures to a Wholly-Owned Affiliate of such Member, if such Wholly-Owned Affiliate has agreed to abide by the terms of this Section 3.06;

(iv)     disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained to provide services by the Member in connection with the Company or such Member’s Membership Interest and has agreed to abide by the terms of this Section 3.06;

(v)      disclosures to lenders, potential lenders or other Persons providing financing for the Projects or to potential equity purchasers, in each case if such Persons have agreed to abide by the terms of this Section 3.06;

(vi)     disclosures to Governmental Authorities that are necessary to operate the Projects consistent with the Project Agreements and applicable Law;

(vii)    disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law or securities exchange requirements; provided, however, that prior to any such disclosure, such Member shall, to the extent legally permissible:

(A)       provide the Executive Committee with prompt notice of such requirements so that the other Members may seek a protective order or other appropriate remedy or waive compliance with the terms of Section 3.06(a);

(B)       consult with the Executive Committee on the advisability of taking steps to resist or narrow such disclosure; and

(C)       cooperate with the Executive Committee and with the other Members in any attempt any of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (I) to furnish only that portion of the Confidential Information that the other Members are advised by counsel to the disclosing Member is legally required and (II) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c)           Each Member shall take such precautionary measures as may be required to ensure (and such Member shall be responsible for) compliance with this Section 3.06 by any of its Affiliates, and its and their directors, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this Section 3.06.

(d)           A Terminated Member shall promptly destroy (and provide a certificate of destruction to the Company with respect to) or return to the Company, as directed by the Executive Committee, all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, a Terminated Member may, subject to the other provisions of this Section 3.06, retain and use Confidential Information for the limited purpose of preparing such Terminated Member’s tax returns and defending audits, investigations and proceedings relating thereto.

(e)           The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.06, the continuation of which unremedied breach will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.06 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity.

(f)            The obligations of the Members under this Section 3.06 shall terminate on the third anniversary of the end of the Term.

3.07        Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, unless such liability is expressly agreed to in writing by such Member.

3.08        Withdrawal. A Member may not withdraw or resign from the Company.

ARTICLE 4
CAPITAL CONTRIBUTIONS

4.01        Capital Contributions. Without creating any rights in favor of any third party, the Initial Members shall contribute to the Company on the Effective Date their respective DPC Contributed Shares and NRG Contributed Shares, and thereafter, on or before the date specified as hereinafter described, each Member shall contribute its Sharing Ratio of monies and other assets that, in either case, in the judgment of the Executive Committee are necessary to enable the Company and its subsidiaries to pursue the business purposes specified in Section 2.04. The Executive Committee shall notify each Member of the need for Capital Contributions pursuant to this Section 4.01 when appropriate, which notice must include a statement in reasonable detail of the proposed uses of the Capital Contributions and a date (which date may be no earlier than the fifth Business Day following each Member’s receipt of its notice) before which the Capital Contributions must be made. Notices for Capital Contributions must be made to all Members in accordance with their Sharing Ratios.

4.02         Failure to Contribute.  (a) If a Member does not contribute, within 10 Days of the date required, all or any portion of a Capital Contribution that such Member is required to make as provided in this Agreement, the other Members may cause the Company to exercise, on notice to that Member (the “Non-Contributing Member”), one or more of the following remedies:

(i)        taking such action (including court proceedings) as the other Members may deem appropriate to obtain payment by the Non-Contributing Member of the portion of the Non-Contributing Member’s Capital Contribution that is in default, together with interest thereon at the Default Rate from the date that the Capital Contribution was due until the date that it is made, all at the cost and expense of the Non-Contributing Member;

(ii)       in the case of Capital Contributions other than DPC Contributed Shares or NRG Contributed Shares, permitting the other Members (the “Lending Members”), to advance the portion of the Non-Contributing Member’s Capital Contribution that is in default (in proportion to their respective ownership interests or as they may otherwise agree), with the following results:

(A)       the sum advanced constitutes a loan from the Lending Members to the Non-Contributing Member and a Capital Contribution of that sum to the Company by the Non-Contributing Member pursuant to the applicable provisions of this Agreement,

(B)       the principal balance of the loan and all accrued unpaid interest thereon is due and payable in whole on the tenth Day after written demand therefor by the Lending Members to the Non-Contributing Member,

(C)       the amount lent bears interest at the Default Rate from the Day that the advance is deemed made until the date that the loan, together with all interest accrued on it, is repaid to the Lending Members,

(D)       all distributions from the Company that otherwise would be made to the Non-Contributing Member (whether before or after dissolution of the Company) instead shall be paid to the Lending Members until the loan and all interest accrued on it have been paid in full to the

Lending Members (with payments being applied first to accrued and unpaid interest and then to principal),

(E)        the payment of the loan and interest accrued on it is secured by a security interest in the Non-Contributing Member’s Membership Interest, as more fully set forth in Section 4.02(b), and

(F)        the Lending Members have the right, in addition to the other rights and remedies granted to them pursuant to this Agreement or available to them at Law or in equity, to take any action (including court proceedings) that the Lending Members may deem appropriate to obtain payment by the Non-Contributing Member of the loan and all accrued and unpaid interest on it, at the cost and expense of the Non-Contributing Member;

(iii)      exercising the rights of a secured party under the Uniform Commercial Code of the State of Delaware, as more fully set forth in Section 4.02(b); or

(iv)     exercising any other rights and remedies available at Law or in equity.

In addition, the failure to make such contributions shall constitute a Default by the Non-Contributing Member, and the other Members shall have the rights set forth in Article 9 with respect to such Default.

(b)           Each Member grants to the Company, and to each Lending Member with respect to any loans made by a Lending Member to that Member as a Non-Contributing Member pursuant to Section 4.02(a)(ii), as security, equally and ratably, for the payment of all Capital Contributions that Member has agreed to make and the payment of all loans and interest accrued on them made by Lending Members to that Member as a Non-Contributing Member pursuant to Section 4.02(a)(ii), a security interest in and a general lien on its Membership Interests and the proceeds thereof, all under the Uniform Commercial Code of the State of Delaware. On any default in the payment of a Capital Contribution or in the payment of such a loan or interest accrued on it, the Company or the Lending Members, as applicable, are entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware with respect to the security interest granted in this Section 4.02(b). Each Member shall execute and deliver to the Company and the other Members all financing statements and other instruments that the Lending Members may request to effectuate and carry out the preceding provisions of this Section 4.02(b). At the option of a Lending Member, this Agreement or a carbon, photographic, or other copy hereof may serve as a financing statement.

4.03         Loans. If the Company does not have sufficient cash to pay its obligations, any Members that may agree to do so with the consent of the Executive

Committee may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.03 constitutes a loan from the Member to the Company, bears interest at a rate determined by the Executive Committee from the date of the advance until the date of payment, and is not a Capital Contribution.

4.04         Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.05         Capital Accounts. A Capital Account shall be established and maintained for each Member. Each Member’s Capital Account shall be increased by (a) the amount of money contributed by that Member to the Company, (b) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (c) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation Section 1.704-l(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation Section 1.704-l(b)(4)(i), and shall be decreased by (d) the amount of money distributed to that Member by the Company, (e) the fair market value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (f) allocations to that Member of expenditures of the Company described (or treated as described) in Section 705(a)(2)(B) of the Code, and (g) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation Section 1.704-1 (b)(2)(iv)(g), but excluding items described in (f) above and loss or deduction described in Treasury Regulation Section 1.704-l(b)(4)(i) or 1.704-l(b)(4)(iii). The Members’ Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation Section 1.704-l(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Sections 1.704-l(b)(2)(iv) and 1.704-l(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation Section 1.704-l(b)(2)(iv)(g). Thus, the Members’ Capital Accounts shall be increased or decreased to reflect a revaluation of the Company’s property on its books based on the fair market value of the Company’s property on the date of adjustment immediately prior to (A) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest or an increased Sharing Ratio, (B) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest, or (C) the liquidation of the Company. A Member that has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1 (b)(2)(iv)(l).

ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS

5.01         Distributions or Requests for Capital Contributions. Distributions to the Members shall be made only to all simultaneously in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are determined) and in such aggregate amounts and at such times as shall be determined by the Executive Committee.

5.02         Distributions on Dissolution and Winding Up. Upon the dissolution and winding up of the Company, after adjusting the Capital Accounts for all distributions made under Section 5.01 and all allocations under Article 5, all available proceeds distributable to the Members as determined under Section 11.02 shall be distributed to the Members to the extent of the Members’ positive Capital Account balances.

5.03         Capital Account Allocations.

(a)           In General. This Section 5.03 sets forth the general rules for allocations of Profits, Losses and similar items to the Members’ Capital Accounts. These provisions do not apply to the requirement that the Company maintain books and records for financial reporting purposes in accordance with Section 8.01.

(b)           Profits and Losses. After giving effect to the special allocations provided in Section 5.03(c), Profits and Losses shall be allocated among the Members in proportion to each Member’s Sharing Ratio.

(c)           Special Rules. Notwithstanding the general allocation rules set forth in Section 5.03(b), the following special allocation rules shall apply under the circumstances described.

(i)        Deficit Capital Account and Nonrecourse Debt Rules.

(A)       Limitation on Loss Allocations. The Losses allocated to any Member pursuant to Section 5.03(b) with respect to any Fiscal Year shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year. All Losses in excess of the limitation set forth in this Section 5.03(c)(i)(A) shall be allocated (1) first, to those Members who will not be subject to this limitation, in the ratio that their Sharing Ratios bear to each other, and (2) second, any remaining amount to the Members in the manner required by the Code and the Regulations.

(B)       Qualified Income Offset. If in any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), and such adjustment, allocation or distribution causes or increases an Adjusted Capital Account Deficit for such Member, then, before any other allocations are made under this Agreement except for allocations under 5.03(c)(i)(C), (D) and (E) of this Agreement (which shall be made before any other allocations under this Agreement) or otherwise, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This provision is intended to comply with the qualified income offset requirement of Regulation Section 1.704-1 (b)(2)(ii)(d)(3) and should be interpreted consistently therewith.

(C)       Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, except as provided in Regulation Section 1.704-2(f), each Member shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Member’s share of the net decrease in Company Minimum Gain during such Fiscal Year determined in accordance with Regulation Section 1.704-2(g). This provision is intended to comply with the minimum gain chargeback requirement of Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(D)       Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, then, except as provided in Regulation Section 1.704-2(i)(4), each Member who has a share of Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(5), shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain during such Fiscal Year determined in accordance with Regulation Section 1.704-2(i)(4). This provision is intended to comply with the minimum gain chargeback requirement of Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(E)        Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated among the Members in accordance with the ratio in which the Members share the economic risk of loss for the Member Nonrecourse Debt that gave rise to those deductions. This allocation is intended to comply with the requirements of Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(F)        Limited Effect and Interpretation. The special rules set forth in Sections 5.03(c)(i)(A), (B), (C), (D) and (E) (the “Regulatory Allocations”) shall be applied only to the extent required by applicable Regulations for the resulting allocations provided for in this Section 5.03, taking into account such Regulatory Allocations, to be respected for federal income tax purposes. The Regulatory Allocations are intended to comply with the requirements of Regulation Sections 1.704-l(b), 1.704-2 and 1.752-1 through 1.752-5 and shall be interpreted and applied consistently therewith.

(G)       Change in Regulations. If the Regulations incorporating the Regulatory Allocations are hereafter changed or if new Regulations are hereafter adopted, and such changed or new Regulations, in the opinion of independent tax counsel for the Company, make it necessary to revise the Regulatory Allocations or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation set forth in this Article V would not be respected for federal income tax purposes, the Members shall negotiate in good faith any amendments to this Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Members as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially changing the amounts allocable and distributable to any Member pursuant to this Agreement.

(ii)       Curative Allocations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide the Company Profits, Losses and similar items. Accordingly, Profits, Losses and other items will be reallocated among the Members in a manner consistent with Regulations Section 1.704-l(b) and 1.704-2 so as to negate as rapidly as possible any deviation from the manner in which Company Profits, Losses and other items are intended to be allocated among the

Members pursuant to Section 5.03(b) that is caused by the Regulatory Allocations.

(iii)      Change in Members’ Interests. If there is a change in any Member’s share of the Profits, Losses or other items of the Company during any Fiscal Year, allocations among the Members shall be made in accordance with their interests in the Company from time to time during such Fiscal Year in accordance with Code Section 706, using the closing-of-the-books method, except that Depreciation shall be deemed to accrue ratably on a daily basis over the entire Fiscal Year during which the corresponding asset is owned by the Company.

5.04         Tax Allocations.

(a)       In General. Except as set forth in Section 5.04(b), allocations for tax purposes of items of Profit, Loss and other items of gain, deduction, and credit therefore, shall be made in the same manner as allocations for book purposes set forth in Section 5.03(b). Allocations pursuant to this Section 5.04 are solely for purposes of federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or gain, deduction and distribution pursuant to any provision of this Agreement.

(b)      Special Rules.

(i)         Elimination of Book/Tax Disparities. In determining a Member’s allocable share of Company taxable income, the Member’s allocable share of each item of Profits and Losses shall be properly adjusted to reflect the difference between such Member’s share of the adjusted tax basis and the Book Value of Company assets used in determining such item. For example, items of depreciation, amortization, and gain or loss with respect to any contributed property, or with respect to revalued property where Company property is revalued pursuant to Regulation Section 1.704-l(b)(2)(iv)(f), shall be allocated to the Members under the remedial method as provided in Regulation Section 1.704-3(b). This Section provision is intended to comply with the requirements of Code Section 704(c) and Regulation Sections 1.704-l(b)(2)(iv)(d)(3) and 1.704-3.

(ii)        Allocation of Items Among Members. Except as otherwise provided in Section 5.03(b)(i), each item of income, gain, loss and deduction and all other items governed by Code Section 702(a) shall be allocated among the Members in proportion to the allocation of Profits, Losses and other items to the Members hereunder, provided that any gain recognized from any disposition of a Company asset that is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Members in the same ratio as the prior allocations of Profits, Losses or other items that included such depreciation or amortization, but not in excess of the gain otherwise allocable to each Member.

(iii)       Tax Credits. Any tax credits shall be allocated among the Members in accordance with Regulation Section 1.704-l(b)(4)(ii), unless the applicable Code provision shall otherwise require.

(iv)       Redeterminations. If for any taxable period of the Company, the Company is deemed to have a net increase (or decrease) in income for tax purposes as a result of a redetermination by a tax authority resulting from transactions between the Company and any Member or any affiliate of any Member the item or items of income or gain (or loss or deduction) that resulted in such increase (or decrease) in income shall be allocated to the Member that was (or the affiliate of which was) a party to the transaction; provided, however that any such redetermination shall not result in any change in the respective Sharing Ratios of the Members.

(v)        Conformity of Reporting. The Members are aware of the income tax consequences of the allocations made by this Section 5.04 and hereby agree to be bound by the provisions of this Section 5.04 in reporting their shares of Company profits, gains, income, losses, deductions, credits and other items for income tax purposes.

5.05         Member Services or Use of Member Property. All transactions involving services rendered by a Member or use of property owned by a Member shall be governed by Section 707(a) of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE 6
MANAGEMENT

6.01         Management by Members. Except as described below in Section 6.03, the management of the Company is fully vested in the Members, acting exclusively in their membership capacities. To facilitate the orderly and efficient management of the Company, the Members shall act (a) collectively as a “committee of the whole” (named the Executive Committee) pursuant to Section 6.02, and (b) through the delegation from time to time of certain responsibility and authority to particular Members pursuant to Section 6.04. No Member has the right, power or authority to act for or on behalf of the

Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except in accordance with the immediately preceding sentence. Decisions or actions taken in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company.

6.02         Executive Committee. The Members shall act collectively through meetings as a “committee of the whole,” which is hereby named the “Executive Committee.” The Executive Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this Agreement:

(a)           Representatives.

(i)        Designation. To facilitate the orderly and efficient conduct of Executive Committee meetings, each Member shall notify the other Members, from time to time, of the identity of two of its officers, employees or agents who will represent it at such meetings (each a “Representative”); provided, however, that, if at any time there shall be three or more Members (or two Members not each holding 50% of the outstanding Membership Interests), then the number of Representatives to be appointed by each Member shall be proportionately adjusted to correspond as closely as possible to the respective Sharing Ratios of the Members. In addition, each Member may (but shall have no obligation to) notify the other Members, from time to time, of the identity of other officers, employees or agents who will represent it at any meeting that the Member’s Representatives are unable to attend (each an “Alternate Representative”). (The term “Representative” shall also refer to any Alternate Representative that is actually performing the duties of the applicable Representative.) The initial Representatives of each Member are set forth on Exhibit A attached hereto. A Member may designate different Representatives or Alternate Representatives for any meeting of the Executive Committee by notifying the other Members at least three Business Days prior to the scheduled date for such meeting; provided, however, that if giving such advance notice is not feasible, then such new Representatives or Alternate Representatives shall present written evidence of their authority at the commencement of such meeting.

(ii)       Authority. Each Representative shall have the full authority to act on behalf of the Member that designated such Representative; the action of a Representative at a meeting (or through a written consent) of the Executive Committee shall bind the Member that designated such Representative; and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Representative. In addition, the act of an Alternate Representative shall be deemed the act of the Representative for which such Alternate Representative is acting, without the need to produce evidence of the absence or unavailability of such Representative.

(iii)      DISCLAIMER OF DUTIES; INDEMNIFICATION. EACH REPRESENTATIVE SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL CORPORATE AFFAIR OF SUCH MEMBER), AND NOT TO THE COMPANY, THE OTHER MEMBER OR REPRESENTATIVES, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY. THE PROVISIONS OF SECTION 6.06 SHALL ALSO INURE TO THE BENEFIT OF EACH MEMBER’S REPRESENTATIVES. THE COMPANY SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH REPRESENTATIVE FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING THE OTHER MEMBERS), OTHER THAN THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE, THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, SUCH REPRESENTATIVE’S SERVICE ON THE EXECUTIVE COMMITTEE, EXCEPT THOSE CLAIMS ARISING OUT OF THE FRAUD OR WILLFUL MISCONDUCT OF SUCH REPRESENTATIVE.

(iv)     Attendance. Each Member shall use all reasonable efforts to cause its Representatives or Alternate Representatives to attend each meeting of the Executive Committee, unless its Representatives are unable to do so because of a “force majeure” event or other event beyond a Representative’s reasonable control, in which event such Member shall use all reasonable efforts to cause its Representatives or Alternate Representatives to participate in the meeting by telephone pursuant to Section 6.02(h).

(b)        Chairman and Secretary. One of the Representatives will be designated as Chairman of the Executive Committee, in accordance with this Section 6.02(b), to preside over meetings of the Executive Committee. Until the first anniversary of the Effective Date, the Chairman shall be a Representative designated by NRG. Thereafter, the Chairmanship shall be alternated on an annual basis between Representatives designated in turn by each of the Members. Any Member may waive its right to fill the Chairmanship. The Executive Committee shall also designate a Secretary of the Executive Committee, who need not be a Representative.

(c)        Procedures. The Secretary of the Executive Committee shall maintain written minutes of each of its meetings, which shall be submitted for approval no later than the next regularly scheduled meeting. The Executive

Committee may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement.

(d)                       Time and Place of Meetings. The Executive Committee shall meet quarterly, subject to more or less frequent meetings upon approval of the Executive Committee. Notice of, and an agenda for, all Executive Committee meetings shall be provided by the Chairman to the Members at least ten Days prior to the date of each meeting, together with proposed minutes of the previous Executive Committee meeting (if such minutes have not been previously ratified). Special meetings of the Executive Committee may be called at such times, and in such manner, as any Member deems necessary. Any Member calling for any such special meeting shall notify the Chairman, who in turn shall notify the Members of the date and agenda for such meeting at least 10 Days prior to the date of such meeting. Such ten-Day period may be shortened by the Executive Committee. All meetings of the Executive Committee shall be held at a location designated by the Chairman. Attendance of a Member at a meeting of the Executive Committee shall constitute a waiver of notice of such meeting, except where such Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(e)                        Quorum. The presence of one Representative designated by each Member shall constitute a quorum for the transaction of business at any meeting of the Executive Committee.

(f)                         Voting. Except as provided otherwise in this Agreement, (i) voting at any meeting of the Executive Committee shall be according to the Members’ respective Sharing Ratios, and (ii) the affirmative vote of Members holding a majority of the Sharing Ratios shall constitute the act of the Executive Committee; provided, however, that, without the written consent of each of the Initial Members, no action shall be taken by such a majority vote which would cause or permit the Company to:

(i)                             make, do or perform any act or cause any act to be made, done or performed, which would make it impossible to carry on the ordinary business of the Company;

(ii)                          possess Company property, or assign Company property, for other than a Company purpose;

(iii)                       commingle the property, funds or other assets of the Company with the property, funds or other assets of any other Person;

(iv)                      make any loans to, or guaranty or grant security for any obligation of, any Member or Member’s Affiliate, or acquire any obligation of or ownership interest or securities in any Member or Member’s Affiliate;

(v)                         change its legal form from a Delaware limited liability company, consolidate with or merge into any other Person or sell, transfer, convey or otherwise dispose of, in one or a series of transactions, all or substantially all of the assets of the Company;

(vi)                      file a voluntary petition of bankruptcy or insolvency or otherwise institute insolvency proceedings of any type;

(vii)                   permit the Company to maintain less than adequate capital in light of its contemplated business operations; or

(viii)                enter into any Affiliate Agreement.

(g)                        Action by Written Consent. Any action required or permitted to be taken at a meeting of the Executive Committee may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by Members that could have taken the action at a meeting of the Executive Committee at which any Member entitled to vote on the action was represented and voted.

(h)                       Meetings by Telephone. Members may participate in and hold such meeting by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(i)                           Subcommittees. The Executive Committee may create such subcommittees, delegate to such subcommittees such authority and responsibility, and rescind any such delegations, as it may deem appropriate.

(j)                          Officers. The Executive Committee may designate one or more Persons to be Officers of the Company. Any Officers so designated shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Executive Committee may specifically delegate to them and shall serve at the pleasure of the Executive Committee.

6.03                        Duties of the Executive Committee. In addition to all of the duties and responsibilities of the Executive Committee that are described in this Agreement, the Executive Committee shall:

(a)                                     determine when Capital Contributions shall be required of the Members and notify the Members of such requirements;

(b)                                      determine the amount of and schedule for distributions to the Members; and

(c)                                       as the Company is the sole Member of West Coast Power, act for the Company by selecting the four members of the Executive Committee of West Coast Power, which shall consist of two representatives acceptable to DPC and two representatives acceptable to NRG.

6.04                                 Delegation to Particular Member. The Executive Committee may delegate to one or more Members such authority and duties as the Executive Committee may deem advisable. Decisions or actions taken by any such Member in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company. Any delegation pursuant to this Section 6.04 may be revoked at any time by the Executive Committee. With respect to duties discharged hereunder by a Member (a) such Member may discharge such duties through the personnel of a Wholly-Owned Affiliate of such Member, and (b) unless the Members otherwise agree, the Company shall compensate such Member (or its Wholly-Owned Affiliate, as applicable) for the performance of such duties in an amount equal to the man-hours expended by the personnel of such Member (or its Wholly-Owned Affiliate) multiplied by the applicable rate(s) shown on Exhibit B attached hereto (which rates each shall escalate on the first day of each calendar year during the term hereof by an amount which is 3% of the rate applicable during the prior calendar year), and shall reimburse such Member for all reasonable out of pocket costs incurred by such Member in discharging such duties. In addition, prior to performing any such duties, the performing Member shall provide to the other Members for approval an estimate of man-hours and types of personnel required to perform the delegated duties and a schedule for the performance of the delegated duties and for other costs associated therewith, and shall promptly inform the other Members of any variance from the budget or schedule.

6.05                                 Affiliate Agreements; Conflicts of Interest. (a) The Members agree that the Company shall not directly or for its own account contract with a Member or an Affiliate of a Member for any goods or services that may be required for the Company (hereinafter, such agreements to be referred to as “Affiliate Agreements”). Notwithstanding this section, the rights of West Coast Power and the Project Companies to enter into Affiliate Agreements shall be determined in accordance with each of their respective Limited Liability Company agreements.

(b)                                          Subject to any other agreement between the Members (and their respective Affiliates, as applicable), a Member or an Affiliate of a Member may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company, any other Member or any Affiliate of another Member the right to participate therein. Subject to, and in addition to, Section 6.05(a), the Company may transact business with any Member or Affiliate thereof, provided the terms of those transactions are approved by the Executive Committee or expressly contemplated by this Agreement. Without limiting the generality of the foregoing, the Members recognize and agree that they and their respective Affiliates currently engage in certain activities involving the generation, transmission, distribution, marketing and trading of electricity and other energy products (including futures, options, swaps, exchanges of future positions for physical deliveries and commodity trading), and the gathering, processing, storage and transportation of such products, as well as other commercial activities related to such products, and that these and other activities by Members and their Affiliates may be made possible or more profitable by reason of the Company’s activities (herein referred to as “Outside Activities”). The Members agree that (i) no Member or Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any Outside Activities, and (ii) no Member or its Affiliates shall have any duty or obligation, express or implied, to account to, or to share the results or profits of such Outside Activities with, the Company, any other Member or any Affiliate of any other Member, by reason of such Outside Activities.

6.06                                 Disclaimer of Duties and Liabilities. (a) NO MEMBER SHALL OWE ANY DUTY (INCLUDING ANY FIDUCIARY DUTY) TO THE OTHER MEMBERS OR TO THE COMPANY, OTHER THAN THE DUTIES THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT.

(b)                                          NO MEMBER SHALL BE LIABLE (WHETHER IN CONTRACT, TORT OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES; PROVIDED, HOWEVER, THAT A MEMBER SHALL BE LIABLE FOR ANY CLAIMS BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER MEMBER) ARISING FROM OR RELATED TO FRAUDULENT ACTS OR WILLFUL MISCONDUCT OF THE MEMBER.

(c)                                           THE OBLIGATIONS OF THE MEMBERS UNDER THIS AGREEMENT ARE OBLIGATIONS OF THE MEMBERS ONLY, AND NO RECOURSE SHALL BE AVAILABLE AGAINST ANY OFFICER,

DIRECTOR OR AFFILIATE OF ANY MEMBER, EXCEPT AS PERMITTED UNDER APPLICABLE LAW.

6.07                                 Indemnification. Each Member shall indemnify, protect, defend, release and hold harmless the other Members and their Representatives, Affiliates, and respective directors, officers, employees and agents from and against any Claims asserted by or on behalf of any Person (including another Member) that arise out of, relate to or are otherwise attributable to, directly or indirectly, a breach by the indemnifying Member of this Agreement, or the negligence, gross negligence or willful misconduct of the indemnifying Member in connection with the Projects or this Agreement; provided, however, that this Section 6.07 shall not apply to any Claim or other matter for which a Member (or its Representative) has no liability or duty, or is indemnified or released, pursuant to Section 6.02(a)(iii), 6.03, 6.05 or 6.06.

ARTICLE 7
TAXES

7.01                                 Tax Returns. The Executive Committee shall prepare (or cause to be prepared) and timely file (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Executive Committee all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns, including the costs of any audit of its returns by any Governmental Authority.

7.02                                 Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a)                                 to adopt as the Company’s Fiscal Year the calendar year;

(b)                                 to adopt the accrual method of accounting;

(c)                                  if a distribution of the Company’s property as described in Code Section 734 occurs or if a transfer of Membership Interest as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties;

(d)                                 to elect to amortize the start-up expenditures and organizational expenses of the Company ratably over a period of 60 months as permitted by Sections 195 and 709(b) of the Code; and

(e)                                  any other election the Executive Committee may deem appropriate, including, for example, the election to deduct research and experimental expenditures permitted by Section 174 of the Code, the election to ratably accrue real property taxes as permitted by Section 461(c) of the Code, and the election to deduct currently certain recurring items as permitted by Section 461(h)(3).

Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement (including Section 2.07) shall be construed to sanction or approve such an election.

7.03                           Tax Matters Member. (a) During the term of the Administrative Services Agreement, DPC shall be the “tax matters partner” of the Company pursuant to Section 623 l(a)(7) of the Code (the “Tax Matters Member”). After the expiration of that term, the Executive Committee may designate a different Tax Matters Member. The Tax Matters Member shall take such action as may be necessary to cause to the extent possible the other Members to become “notice partners” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform the other Members of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to the other Members copies of all significant written communications it may receive in that capacity.

(b)                                    The Tax Matters Member shall take no action without the authorization of the Executive Committee, other than such action as may be required by Law. Any reasonable cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c)                                     The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Executive Committee. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within 90 Days from the date of the settlement.

(d)                                    No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Executive Committee consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 Days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226, 6228 or other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

(e)                                     If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

ARTICLE 8
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

8.01                           Maintenance of Books. (a) The Executive Committee shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Executive Committee complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of its Members and the Executive Committee, and any other books and records that are required to be maintained by applicable Law. The Company books and records shall be kept separate from the books and records of any other Person, and otherwise in a manner determined by the Executive Committee to be most beneficial for the Company.

(b)                                    The books of account of the Company shall be (i) maintained on the basis of a Fiscal Year that is the calendar year, (ii) maintained on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and (iii) audited by the Certified Public Accountants at the end of each calendar year.

8.02                           Reports. (a) With respect to each calendar year, the Executive Committee shall cause to be prepared and delivered to each Member:

(i)             Within 60 Days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year, a balance sheet and a statement of each Member’s Capital Account as of the end of such year, together with agreement of such statements by the Certified Public Accountants, and within 75 Days after the end of such calendar year, audited financial statements along with an audit opinion of the Certified Public Accountants; and

(ii)          Such federal, state and local income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by each Member on or before July 15 following the end of each calendar year of its income tax return with respect to such year.

(b)                                    By the day which is within 5 Business Days after the end of each calendar month, the Executive Committee shall cause to be prepared and delivered to each Member the estimated net income and estimated revenues and expenses for such month (provided that the Executive Committee may change the financial statements required by this Section 8.02(b) to a quarterly basis or make such other change therein as it may deem appropriate).

(c)                                     Within 15 Days after the end of each calendar quarter, the Executive Committee shall cause to be prepared and delivered to each Member, with an appropriate certificate of the Person authorized to prepare the same (provided that the Executive Committee may change the financial statements required by this Section 8.02(c) to a quarterly basis or may make such other change therein as it may deem appropriate):

(i)                                    A profit and loss statement and a statement of cash flows for such month (including sufficient information to permit the Members to calculate their tax accruals), for the portion of the calendar year then ended;

(ii)                                 A balance sheet and a statement of each Member’s Capital Account as of the end of such month and the portion of the calendar year then ended; and

(iii)                              A statement comparing the actual financial status and results of the Company as of the end of or for such month and the portion of the calendar year then ended with the budgeted or forecasted status and results as of the end of or for such respective periods.

(c)                                     The Executive Committee shall also cause to be prepared and delivered to each Member such other reports, forecasts, studies, budgets and other information as the Executive Committee may request from time to time.

8.03                           Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Executive Committee. All withdrawals from any such depository shall be made only as authorized by the Executive Committee and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE 9
BUYOUT OPTION

9.01                           Buyout Events. This Article 9 shall apply to any of the following events (each a “Buyout Event”):

(a)                                 a Member shall dissolve or become Bankrupt; or

(b)                                 a Member shall commit a Default.

In each case, the Member with respect to whom a Buyout Event has occurred is referred to herein as the “Affected Member.”

9.02                           Procedure. If a Buyout Event occurs and is not cured within 30 Business Days of the Affected Member’s receipt of notice thereof from the other Members (or such shorter period (not less than 10 Business Days) as the other Members determine in their discretion to be reasonable under the circumstances and set forth in such notice), then other Members shall have the option to acquire the Membership Interest of the Affected Member (in proportion to their respective ownership interests or as they may otherwise agree) or to cause it to be acquired by a third party designated by the other Members, in either case in accordance with procedures that are substantively equivalent to those set forth in Section 3.03(b)(iii) (and with the Member or Members exercising such preferential right also being referred to herein collectively as the “Purchasing Member”).

9.03                           Purchase Price. The purchase price for a Membership Interest being purchased pursuant to this Article 9 (the “Purchase Price”) shall be determined in the following manner. The Affected Member and the Purchasing Member shall attempt to agree upon the fair market value of the applicable Membership Interest. If those Members do not reach such agreement on or before the 30th Day following the exercise of the option, any such Member, by notice to the others, may require the determination of fair market value to be made by the Arbitrator pursuant to Article 10. Following the determination of fair market value by agreement or arbitration (the “Fair Market Value”), the Purchase Price shall be determined and paid in accordance with the following chart and procedures:

Buyout Payment Event	Discount	Percent	Closing Rate	Interest Term	Frequency
Dissolution	0%	10%	7%	10yrs.	semi-annual
Bankruptcy	0%	10%	7%	10yrs.	semi-annual
Default	10%	10%	7%	10yrs.	semi-annual

The following provisions shall apply to the determination and payment of the Purchase Price:

(a)                         the Purchase Price shall be (i) the product of (A) the Fair Market Value times (B) 100% minus the percentage shown for such Buyout Event in the “Discount” Column; less (ii) the amount of all monetary damages suffered by the Company and the other Members as a result of such Buyout Event (including any adverse tax consequences resulting from a Code Section 708 termination);

(b)                         at the closing, the Purchasing Member (or third party designee) shall pay the Affected Member a portion of the Purchase Price equal to the Purchase Price multiplied by the percentage shown for such Buyout Event in the “Closing Percent” column;

(c)                          if the applicable Closing Percent is less than 100%, then the remainder of the Purchase Price (the “Deferred Amount”), shall accrue interest from the date of closing at the rate per annum shown for such Buyout Event in the “Interest Rate” column (not to exceed the maximum rate permitted by Law); and

(d)                         the Deferred Amount, together with accrued interest thereon, shall be paid by the Purchasing Member (or third party designee) in equal cash installments over the term shown for such Buyout Event in the “Term” column and at the payment frequency shown for such Buyout Event in the “Payment Frequency” column, with the amount of the cash installments being calculated to amortize fully the Deferred Amount (and accrued interest thereon) over the applicable Term. The installments shall be paid on the first Day of January and July of the applicable Term, with appropriate adjustments to the first or last payments to reflect a closing that does not occur on the first Day of a month or quarter (as applicable). The payment to be made to the Affected Member pursuant to this Article 9 shall be in complete liquidation and satisfaction of all the rights and interest of the Affected Member in and in respect of the Company, including any Membership Interest, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the other Members, and constitutes a compromise to which all Members have agreed pursuant to Section 18-502(b) of the Act.

9.4                    Closing. If an option to purchase is exercised in accordance with the other provisions of this Article 9, the closing of such purchase shall occur on the 30th Day after the determination of the Fair Market Value pursuant to Section 9.03 (or, if later, the fifth Business Day after the receipt of all applicable regulatory and governmental approvals to the purchase), and shall be conducted in a manner substantively equivalent to that set forth in Section 3.03(b)(iii); provided, however, that the Purchasing Member (or third party designee) shall deliver to the Affected Member (i) the portion of the Purchase Price required by Section 9.03 to be paid at the Closing, in immediately available funds, and (ii) one or more unsecured promissory notes reflecting the payment terms established in Section 9.03 for the Deferred Amount.

9.5                    Terminated Member. Upon the occurrence of a closing under Section 9.04, the following provisions shall apply to the Affected Member (now a “Terminated Member”):

(a)                         The Terminated Member shall cease to be a Member immediately upon the occurrence of the closing.

(b)      As the Terminated Member is no longer a Member, it will no longer be entitled to receive any distributions (including liquidating distributions) or allocations from the Company, and neither it nor its Representative shall be entitled to exercise any voting or consent rights or to receive any further information (or access to information) from the Company.

(c)       The Terminated Member must pay to the Company all amounts owed to it by such Member.

(d)      The Terminated Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrue prior to the closing.

(e)       The Sharing Ratio of the Terminated Member shall be allocated to the Purchasing Member (or third party designee) in the proportion of the total Purchase Price paid by it.

ARTICLE 10
DISPUTE RESOLUTION

10.01       Disputes. This Article 10 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Article 10 to a particular dispute. Notwithstanding the foregoing, this Article 10 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be resolved by a vote of the Members (including through the Executive Committee); provided, however, that if a vote, approval, consent, determination or other decision must, under the terms of this Agreement, be made (or withheld) in accordance with a standard other than Sole Discretion (such as a reasonableness standard), then the issue of whether such standard has been satisfied may be a dispute to which this Article 10 applies. Any dispute to which this Article 10 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 10 shall be the exclusive method of resolving Disputes.

10.02       Negotiation to Resolve Disputes. If a Dispute arises, a Disputing Member may initiate the dispute-resolution procedures of this Article 10 by delivering a notice (a “Dispute Notice”) to the other Disputing Members. Within 10 Days of delivery of a Dispute Notice, each Disputing Member shall designate a representative, and such representatives shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute. If such representatives can resolve the Dispute, such resolution shall be reported in writing and shall be binding upon the Disputing Members. If such representatives are unable to resolve the Dispute within 30 Days following the delivery of the Dispute Notice (or such other period as such representatives may agree), or if a Disputing Member fails to appoint a representative within 10 Days of delivery following the delivery of the Dispute Notice, then the process described in this Section 10.02 shall be repeated, with each Disputing Member designating one of its senior officers to be its representative in such second round of negotiations. If such representatives are unable to resolve the Dispute within 30 Days following the delivery of the second Dispute Notice (or such other period as such representatives may agree), or if a Disputing Member fails to appoint a representative for such second round of negotiations within 10 Days of delivery following the delivery of the Dispute Notice, then any Disputing Member may submit such Dispute to binding arbitration under this Article 10 by notifying the other Disputing Members (an “Arbitration Notice”).

10.03       Selection of Arbitrator, (a) Any arbitration conducted under this Article 10 shall be heard by a sole arbitrator (the “Arbitrator”) selected in accordance with this Section 10.03. Each Disputing Member and each proposed Arbitrator shall disclose to the other Disputing Members any business, personal or other relationship or Affiliation that may exist between such Disputing Member and such proposed Arbitrator, and any Disputing Member may disapprove of such proposed Arbitrator on the basis of such relationship or Affiliation.

(b)           The Disputing Member that submits a Dispute to arbitration shall request the American Arbitration Association (or, if such Association has ceased to exist, the principal successor thereto) (the “AAA”) to designate the Arbitrator. The Arbitrator selected by the AAA shall possess relevant expertise to analyze and resolve the matter that is the subject of the Dispute. If the Arbitrator so designated shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen by the AAA.

10.04       Conduct of Arbitration. The Arbitrator shall expeditiously (and, if possible, within 90 Days after the Arbitrator’s selection) hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in San Diego, California. The arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the AAA (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator or the AAA), to the extent that such Rules do not conflict with the terms of this Agreement. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power (a) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Member will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege), (b) to grant injunctive relief and enforce specific performance, and (c) to fashion such relief as the Arbitrator deems equitable and appropriate, regardless of whether such relief is not consistent with the relief requested/or position taken by the Disputing Members. If it deems necessary, the Arbitrator may propose to the Disputing Members that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Disputing Members, which shall not be unreasonably withheld. Each Disputing Member, the Arbitrator and any proposed expert shall disclose to the other Disputing Members any business, personal or other relationship or Affiliation that may exist between such Disputing Member (or the Arbitrator) and such proposed expert; and any Disputing Member may disapprove of such proposed expert on the basis of such relationship or Affiliation. The decision of the Arbitrator (which shall be rendered in writing) shall be final, nonappealable and binding upon the Disputing Members and may be enforced in any court of competent jurisdiction; provided that the Members agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any Disputing Member. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator and any experts retained by the Arbitrator, shall be allocated among the Disputing Members in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each Disputing Member shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses to one or more other Disputing Members.

ARTICLE 11
DISSOLUTION, WINDING-UP AND TERMINATION

11.01       Dissolution. The Company shall dissolve and its affairs shall be ) wound up on the first to occur of the following events (each a “Dissolution Event”):

(a)       the unanimous consent of the Members; or

(b)      entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

11.02       Winding-Up and Termination. (a) On the occurrence of a Dissolution Event, the Executive Committee shall select one Member to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The reasonable costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(i)        as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii)       the liquidator shall discharge from Company funds all of the indebtedness, liabilities and obligations of the Company (including all expenses incurred in winding up and any loans described in Section 4.02) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii)      all remaining assets of the Company shall be distributed to the Members as follows:

(A)      the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 5;

(B)       with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(C)       Company property (including cash) shall be distributed among the Members in accordance with Section 5.02, and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation).

(b)           The distribution of cash or property to a Member in accordance with the provisions of this Section 11.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against the other Members for those funds.

11.03       Deficit Capital Accounts. No Member will be required to pay to the Company, to the other Members or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account.

11.04       Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.05, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate

(and the Term shall end), except as may be otherwise provided by the Act or Other applicable Law.

ARTICLE 12
GENERAL PROVISIONS

12.01       Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

12.02       Project Financing. To the extent the Members are able to leverage the Projects, the Members agree that the financing will be non-recourse to the Members and their respective affiliates.

12.03       Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Member to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A attached hereto or in the instrument described in Section 3.03(b)(iii)(A)(II) or 3.04, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

12.04       Entire Agreement; Superseding Effect. This Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members or any of their Affiliates with respect to the Company and the transactions contemplated hereby, whether oral or written, except for the Project LLC Agreements and for liabilities accrued under the Project LLC Agreements or pursuant thereto.

12.05       Press Releases. Each Member agrees that it shall not (and shall cause its Affiliates not to), without the consent of the other Members, issue a press release or have any contact with or respond to the news media with any sensitive or Confidential Information, except as required by securities or similar Laws or securities exchange requirements applicable to a Member and its Affiliates. Any press release by a Member or its Affiliates with respect to any sensitive or Confidential Information shall be subject to review and approval by the other Members, which approval shall not be unreasonably withheld.

12.06       Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has expired.

12.07       Amendment or Restatement. This Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by all of the Members.

12.08       Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

12.09       Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

12.10       Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

12.11       Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

12.12       Article 8 Security. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in WCP (Generation) Holdings LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” This provision shall not be amended, and no such purported amendment to this provision shall be effective until all outstanding certificates have been surrendered for cancellation.

[Remainder of this page left blank intentionally]

IN WITNESS WHEREOF, the undersigned have executed this Limited Liability Company Agreement this    day of      , 1999.

NRG ENERGY, INC.

By:	[Illegible]
Name:
Title:

DYNEGY POWER CORP.

By:	[Illegible]
Name:
Title:

WCP (GENERATION) HOLDINGS LLC SIGNATURE PAGE

EXHIBIT A

Members

Name and	Sharing
Address	Ratio	Parents	Representatives
NRG West Coast Inc.	50%	Northern States	Craig A. Mataczynski
1221 Nicollet Mall, Suite 700		Power Company	Stanley M. Marks
Minneapolis, MN 55403
Attn: Senior Counsel
Fax: (612) 373-8800

Dynegy Power Corp.	50%	Dynegy Inc.	Lynn A. Lednicky
1000 Louisiana Street, Suite 5800			G.P. Manalac
Houston, TX 77002
Attn: Senior Counsel
Fax: (713) 767-8211

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EXHIBIT B
HOURLY LABOR

1999
Loaded Rate

Senior Manager	$94.63
Manager	$83.14
Supervisor	$60.17
Lawyer	$87.24
Senior Engineer	$74.81
Engineer	$55.58
Specialists	$49.87
Designer	$64.59
Draftsman	$43.88
Sr. Plant Technician	$45.36
Plant Technician	$36.93
Senior Secretary	$35.89
Secretary	$23.12
Clerical	$24.63

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